                          SCHEDULE 14A INFORMATION

    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE
                                 ACT OF 1934
                               (AMENDMENT NO.)

Filed by the registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

        [ ]  Preliminary Proxy Statement
        [X]  Definitive Proxy Statement
        [ ]  Definitive Additional Materials
        [ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          CoreStates Financial Corp
              (Name of Registrant as Specified In Its Charter)

                          CoreStates Financial Corp
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

        [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
             14a-6(j)(2).
        [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
        [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

             (1) Title of each class of securities to which transaction applies:

             (2)  Aggregate number of securities to which transaction applies:

             (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11*

             (4)  Proposed maximum aggregate value of transaction:
        ----------
        * Set forth the amount on which the filing is calculated and state how it was determined.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

             (1)  Amount previously paid:

             (2)  Form, Schedule or Registration Statement No.:

             (3)  Filing Party:

             (4)  Date Filed:

        Notes:

CoreStates Financial Corp
PO Box 7618
Philadelphia PA 19101-7618                                 [LOGO OF CORESTATES
215 973 3546                                                APPEARS HERE]

TERRENCE A. LARSEN
Chairman, President and
Chief Executive Officer


 March 17, 1994


 Dear Shareholder:

 CoreStates' Annual Meeting of Shareholders will be held on Tuesday, April 19, at 9:00 a.m. in the Grand Ballroom at the Hotel Atop the Bellevue, Broad and Walnut Streets, Philadelphia. You are invited to attend.

 We are extremely pleased to report a year of record operating earnings for CoreStates. Our commitment to our CoreValues has paid off in current performance and in continuing long-term growth in shareholder equity value.

 It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend. I urge you to sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible.

 Thank you very much for your continued interest and support.

 Sincerely,

 (SIGNATURE OF TERRENCE A. LARSEN APPEARS HERE)

[LOGO OF CORESTATES FINANCIAL
 CORP APPEARS HERE]


PO Box 7618
Philadelphia, PA 19101-7618

                                                                  March 17, 1994

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD TUESDAY, APRIL 19, 1994

  Notice is hereby given that the Annual Meeting of Shareholders of CoreStates Financial Corp (the "Corporation") will be held in the Grand Ballroom of the Hotel Atop the Bellevue, 1415 Chancellor Court, Broad and Walnut Streets, Philadelphia, Pennsylvania, at 9:00 A.M. Philadelphia time, on Tuesday,
April 19, 1994 for the following purposes:

    1. To elect six directors;

    2. To ratify the selection of Ernst & Young as the Corporation's independent auditors for the fiscal year ending December 31, 1994; and

    3. To transact such other business as may properly come before the meeting.

  Only those shareholders of record at the close of business on March 4, 1994 shall be entitled to vote at the meeting.

  WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING ON APRIL 19, 1994, PLEASE SIGN AND DATE THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON IF YOU WISH TO DO SO AT THE MEETING.

                             By order of the Board of Directors


                             /s/ Migdalia R. O'Leary

                             Migdalia R. O'Leary
                             Secretary

[LOGO OF CORESTATES FINANCIAL
 CORP APPEARS HERE]
PO Box 7618
Philadelphia, PA 19101-7618

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of CoreStates Financial Corp (the "Corporation") for use at the Annual Meeting of Shareholders to be held on April 19, 1994 and at any adjournments thereof. A form of proxy for holders of common stock of the Corporation ("Corporation Common Stock") is being furnished for use at the meeting. The proxy statement and the form of proxy are being mailed on March 17, 1994, or as soon thereafter as possible, to all shareholders entitled to vote at the meeting. Execution of the accompanying proxy will not affect a shareholder's right to attend the meeting and vote in person. Any shareholder executing a proxy has the right to revoke it by delivering notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Corporation at any time before the proxy is voted. Where a proxy is duly executed and returned but without direction as to the vote on one or more particular matters, the proxy will be voted in favor of the matters as recommended by the Board of Directors. If a shareholder either records the fact of abstention or fails to vote in person or by proxy, such action is not considered a "vote cast" under the Pennsylvania Business Corporation Law.

  Pursuant to the Bylaws of the Corporation, the Board of Directors has fixed the close of business on March 4, 1994 as the time for determining shareholders of record entitled to notice of, and to vote at, the Annual Meeting. Each share of Corporation Common Stock will entitle the holder thereof to one vote on all matters which may properly come before the meeting. As of March 4, 1994, there were issued and outstanding 116,686,245 shares of Corporation Common Stock.

  If a shareholder is a participant in the Corporation's Dividend Reinvestment and Share Purchase Plan, the proxy card sent to such shareholder will represent both the number of shares registered in the shareholder's name and the number of shares credited to the shareholder's Dividend Reinvestment and Share Purchase Plan account, and all such shares will be voted in accordance with the instructions on the proxy card.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

  The Board of Directors of the Corporation, pursuant to the Articles of Incorporation, has determined that effective April 19, 1994 the number of directors of the Corporation shall be eighteen (18). Vincent E. Hoyer and Joseph C. Ladd will be retiring as directors at this year's Annual Meeting of shareholders. Leonard H. Littman resigned as a director of the Corporation during 1993. Nominated to the Board for the first time is Stephanie W. Naidoff, who is Vice President and General Counsel of Thomas Jefferson University and who has been a director of CoreStates Bank, N.A., since 1989. Also nominated is James M. Seabrook, who is Chairman and Chief Executive Officer of Seabrook Brothers & Sons, Inc., and who has been a director of New Jersey National Corporation and New Jersey National Bank since 1985. Mr. Seabrook previously served as a director of the Corporation from 1986 to 1990. The Articles of Incorporation of the Corporation provide that the directors of the Corporation shall be divided into three classes, as nearly equal in number as possible, with such classes of directors serving staggered three-year terms of office. Accordingly, at each annual meeting of shareholders, a class consisting of approximately one-third of the Corporation's directors will be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors have been duly elected and qualified. Six nominees, as set forth below, are to be elected at this Annual Meeting to hold office until the 1997 Annual Meeting and until their successors are elected and qualified. The remaining 12 directors will continue to serve as set forth below. Each nominee is presently a director of the Corporation except Mrs. Naidoff and Mr. Seabrook.

  In the absence of instructions to the contrary, shares of Corporation Common Stock represented by properly executed proxies will be voted for the six nominees listed below, all of whom have consented to be named and to serve if elected. The Corporation does not presently know of anything that would preclude any nominee from serving. Should any nominee for any reason become unable or unwilling to serve as director, the number of nominees to be elected will be reduced accordingly. The nominees are to be elected by at least a majority of the votes cast at the annual meeting.

  Set forth below opposite their pictures are the names and ages of the nominees and continuing directors, their principal occupations and the year each individual began continuous service as a director of the Corporation or one of its predecessors. Each nominee and continuing director has held the position or former position shown or other executive positions with the same or an affiliated or predecessor entity for at least the past five years, except as otherwise indicated. Also shown with respect to each nominee and continuing director are directorships held in companies (other than the Corporation) which are required to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act") or which are registered under the Investment Company Act of 1940 and certain other business or insurance companies. In addition, set forth opposite the name of each nominee and continuing director is the number of shares of Corporation Common Stock ("Shares") beneficially owned as of January 31, 1994. Except as otherwise indicated in the Notes to Nominee and Continuing Director Information, the persons named possess sole voting and investment power with respect to the Shares shown opposite their names. No nominee or continuing director owns 1% or more of the outstanding Shares.

NOMINEES FOR DIRECTORS--TERM EXPIRES 1997

                Nelson G. Harris, 67, Director since 1990.         8,296 Shares

[PHOTO OF            Retired Chairman of Tasty Baking Company; Chairman of the
NELSON G. HARRIS     Executive Committee and Director of Tasty Baking Company
APPEARS HERE]        (principally a manufacturer of bakery products); Director
                     of American Water Works, Inc., PECO Energy Company,
                     Peirce Phelps, Inc., and Phillips & Jacobs, Inc.


                John A. Miller, 66, Director since 1977.           7,442 Shares

[PHOTO OF            Retired Chairman of Provident Mutual Life Insurance
JOHN A. MILLER       Company of Philadelphia; Chairman of the Executive
APPEARS HERE]        Committee and Director of Provident Mutual Life Insurance
                     Company of Philadelphia; Director of Betz Laboratories,
                     Inc; Chairman of the Board of Guaranty Reassurance Corp.,
                     Jacksonville, Fla.


                Stephanie W. Naidoff, 52, Nominee for Director
                for the first time                                 1,647 Shares

[PHOTO OF            Vice President and General Counsel of Thomas Jefferson
STEPHANIE W.         University (Philadelphia Medical Center).
NAIDOFF APPEARS
HERE]

                James M. Seabrook, 60, Nominee for Director for the first time
                since resignation in 1990                     6,656 Shares(/1/)

[PHOTO OF            Chairman and Chief Executive Officer of Seabrook Brothers
JAMES M.             & Sons, Inc. (frozen food processor); Director of Bell
SEABROOK             Atlantic New Jersey and New Jersey Manufacturers
APPEARS HERE,        Insurance Company and New Jersey Re-Insurance Company.
PHOTO PROVIDED]

                J. Lawrence Shane, 59, Director since 1978.        5,002 Shares

[PHOTO OF            Retired; Formerly Vice Chairman and Director of Scott
J. LAWRENCE          Paper Company (manufacturer of consumer and industrial
SHANE APPEARS        paper products); Director of 1838 Bond-Debenture Trading
HERE]                Fund.


                Peter S. Strawbridge, 55, Director since 1979.     1,371 Shares

[PHOTO OF            President and Director of Strawbridge & Clothier
PETER S.             (regional merchandising corporation).
STRAWBRIDGE
APPEARS HERE]


CONTINUING DIRECTORS--TERM EXPIRES 1995

                George A. Butler, 65, Director since 1990.        19,952 Shares

[PHOTO OF            Retired; formerly President of the Corporation and
GEORGE A.            CoreStates Bank, N.A.; prior to March 1990, Chairman and
BUTLER APPEARS       Chief Executive Officer of First Pennsylvania Corporation
HERE]                and First Pennsylvania Bank; Director of Betz
                     Laboratories, Inc., General Accident Insurance Company and Peirce Phelps, Inc.


                Carlton E. Hughes, 62, Director since 1978.   9,362 Shares(/2/)

[PHOTO OF            Former President, Treasurer and Director of Stewart-Amos
CARLTON E.           Equipment Co. and Chairman and Director of Stewart-Amos
HUGHES APPEARS       Steel, Inc. (construction equipment sales and service);
HERE]                director of Irex Corporation and Arnold Industries, Inc.

                Ernest E. Jones, 49, Director since 1992.            311 Shares

[PHOTO OF            Executive Director of Greater Philadelphia Urban Affairs
ERNEST E.            Coalition.
JONES APPEARS
HERE]


                Herbert Lotman, 60, Director since 1990.     55,807 Shares(/3/)

[PHOTO OF            Chairman and Chief Executive Officer of Keystone Foods
HERBERT LOTMAN       Corporation (food manufacturing and distribution);
APPEARS HERE]        Director of Getty Petroleum Corporation and PCI Services,
                     Inc.


                Seymour S. Preston, III, 60, Director since 1978. 16,200 Shares

[PHOTO OF            Retired President and Chief Executive Officer of Elf
SEYMOUR S.           Atochem North America, Inc. (manufacturer of industrial,
PRESTON, III         intermediate and specialty chemicals, and commodity and
APPEARS HERE]        engineering plastics). Director (beginning 1994) of Scott
                     Specialty Gases, Inc. (manufacturer and marketer of specialty gases).


CONTINUING DIRECTORS--TERM EXPIRES 1996

                Robert H. Campbell, 56, Director since 1993.         878 Shares

[PHOTO OF            Chairman, Chief Executive Officer and President of Sun
ROBERT H.            Company, Inc. (Integrated energy company), and Director
CAMPBELL             of CIGNA Corporation.
APPEARS HERE]


                Shirley A. Jackson, 47, Director since 1993.         446 Shares

[PHOTO OF            Professor, Department of Physics and Astronomy at Rutgers
SHIRLEY A.           University and Theoretical Physicist (Semiconductor
JACKSON              Theory) at AT&T Bell Laboratories. Prior to September
APPEARS HERE]        1991, Theoretical Physicist, Solid State and Quantum
                     Physics Research, AT&T Bell Laboratories, Director of
                     Public Service Enterprise Group, Sealed Air Corporation and New Jersey Resources Corporation.

                Terrence A. Larsen, 47, Director since 1986. 561,358 Shares(/4/)

[PHOTO OF            Chairman, President and Chief Executive Officer of the
TERRENCE A.          Corporation; Chairman, President and Chief Executive
LARSEN APPEARS       Officer of CoreStates Bank, N.A.
HERE]


                Patricia A. McFate, 61, Director since 1976.   5,200 Shares(/5/)

[PHOTO OF            Senior Scientist of Science Applications International
PATRICIA A.          Corporation (a systems engineering company); Senior
McFATE APPEARS       Scientist of System Planning Corporation from October
HERE]                1988 to July 1989; prior to October 1988, President and
                     Trustee of The American-Scandinavian Foundation.


                Marlin Miller, Jr., 61, Director since 1988.(/6/)         16,824
                Shares(/7/)

[PHOTO OF            President, Chief Executive Officer, and Director of Arrow
MARLIN               International, Inc. (a manufacturer of medical products);
MILLER, JR.          Director of Carpenter Technology Corp.
APPEARS HERE]


                Raymond W. Smith, 56, Director since 1984.    3,302 Shares(/8/)

[PHOTO OF            Chairman, Chief Executive Officer and Director of Bell
RAYMOND W.           Atlantic Corporation (telecommunications and services
SMITH APPEARS        corporation); and Director of USAir (commercial
HERE]                aviation).


                Harold A. Sorgenti, 59, Director since 1981.  6,733 Shares(/9/)

[PHOTO OF            Partner, The Freedom Group Partnership (chemical industry
HAROLD A.            mergers and acquisitions); prior to 1991, Vice Chairman
SORGENTI             and Director of ARCO Chemical Company; Director of
APPEARS HERE]        Provident Mutual Life Insurance Company of Philadelphia,
                     and Crown Cork and Seal, Inc.; Chairman of Freedom
                     Chemical Company.

Notes to Nominee and Continuing Director Information

 (1) 2,000 of the Shares reported as beneficially owned by Mr. Seabrook are registered in the name of his daughter. Mr. Seabrook disclaims beneficial ownership of such shares.

 (2) 665 of the Shares reported as beneficially owned by Mr. Hughes are held in an irrevocable trust, of which his wife is trustee, for the benefit of their grandchildren. Mr. Hughes disclaims beneficial ownership of such Shares.

 (3) 28,972 of the Shares reported as beneficially owned by Mr. Lotman are owned by his wife. Mr. Lotman disclaims beneficial ownership of such Shares.

 (4) This includes 464,482 shares which Mr. Larsen has the right to acquire immediately pursuant to presently exercisable stock options. 2,100 of the Shares reported as beneficially owned by Mr. Larsen are registered in the name of his son. Mr. Larsen disclaims beneficial ownership of such Shares. 2,180 of the Shares reported as beneficially owned by Mr. Larsen are registered in his name as custodian for his daughter. 63,667 of the Shares registered as beneficially owned by Mr. Larsen are registered in the joint names of Mr. Larsen and his wife.

 (5) 1,000 of the Shares reported as beneficially owned by Dr. McFate are held in a revocable trust, of which Dr. McFate is trustee, for the benefit of her mother.

 (6) Mr. M. Miller served as a director of National Central Financial Corporation from April 1980 to May 1983.

 (7) 1,600 of the Shares reported as owned by Mr. M. Miller are owned by his wife. Mr. Miller disclaims beneficial ownership of such Shares.

 (8) 800 of the Shares reported as beneficially owned by Mr. Smith are held in a charitable trust, of which Mr. Smith and his wife are co-trustees.

 (9) 1,534 of the Shares reported as beneficially owned by Mr. Sorgenti are owned by his wife.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

  Information concerning the beneficial ownership of Corporation Common Stock by directors is set forth above opposite the name of each director and in the Notes to Nominee and Continuing Director Information.

  The following table shows at January 31, 1994 the number of shares of Corporation Common Stock beneficially owned by the executive officers of the Corporation named in the Summary Compensation Table on Page 15 except in respect to Mr. Larsen whose share ownership is reported above in the information concerning directors:

            David C. Carney                         126,706 Shares

            Rosemarie B. Greco                       82,672 Shares

            Robert B. Palmer                        197,289 Shares

            Frank E. Reed                           154,606 Shares

  At January 31, 1994, the directors and officers of the Corporation as a group beneficially owned 2,186,872 shares of Corporation Common Stock which represents approximately 1.9% of all outstanding shares. No director or officer beneficially owned more than 1% of the outstanding shares.

  Included in the share amounts shown are 2,485 shares held for Mr. Palmer, 6,792 shares held for Mr. Reed and 34,286 shares held for the officers as a group by CoreStates Bank, N.A. as trustee under the CoreStates Saving Plan. Also included are options to acquire shares (exercisable immediately or within 60 days after January 31, 1994) held by: Mr. Carney--122,706; Ms. Greco-- 76,672; Mr. Palmer--138,022; and Mr. Reed--97,674 and the officers as a group-- 1,552,706. The named individuals have sole voting and investment powers with respect to the shares owned except that 1,318 of the shares reported as beneficially owned by Mr. Reed are owned by his wife. Mr. Reed disclaims beneficial ownership of such shares.

  The following table sets forth information as of February 15, 1994 regarding the only persons which to the Corporation's knowledge are the beneficial owners of more than 5% of the Corporation Common Stock.

                                                 AMOUNT AND NATURE
               NAME AND ADDRESS                    OF BENEFICIAL     PERCENT OF
              OF BENEFICIAL OWNER                    OWNERSHIP      COMMON STOCK
              -------------------                -----------------  ------------
Mellon Bank Corporation........................ 6,269,000 Shares(1)     5.34%
 One Mellon Bank Center
 Pittsburgh, PA 15258-0001
Wellington Management Company.................. 8,690,336 Shares(2)     7.41%
 75 State Street
 Boston, MA 02109

- --------
(1) All of the Shares are reported to be beneficially owned by Mellon Bank Corporation subsidiaries in their various fiduciary capacities.

(2) Wellington Management Company has reported that it is deemed the owner of the above Shares in its capacity as investment advisor to a variety of investment advisory clients.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Exchange Act requires the Corporation's officers and directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. There are no ten percent shareholders of the Corporation's equity securities.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that, during the period January 1, 1993 through December 31, 1993, all filing requirements applicable to its officers and directors were complied with.

                DIRECTORS' MEETINGS, COMMITTEES AND COMPENSATION

  In 1993, nine meetings of the Board of Directors of the Corporation were held. Each incumbent director who served as a director of the Corporation during 1993 attended more than 75% of the aggregate number of meetings of the Board of Directors of the Corporation and of the Committees of the Board on which each such director served. The Board of Directors of the Corporation has certain standing committees including an Audit Committee, a Human Resources Committee and a Nominating Committee, the membership and functions of each of which are described below.

  The Audit Committee presently consists of Drs. Jackson and McFate and Messrs. Hoyer, Hughes, Ladd, M. Miller, Preston (Chairman) and Shane. Messrs. Hoyer and Ladd will be retiring at this year's Annual Meeting of Shareholders. During 1993, the Audit Committee held five meetings. The functions of the Audit Committee include: review and examination of detailed reports of the internal auditors for the Corporation including reports on the fiduciary activities of banking subsidiaries; periodic meetings with the internal auditors and credit review personnel; review of reports of regulatory agencies having jurisdiction over the Corporation and certain banking and other subsidiaries; evaluation of internal accounting controls for the Corporation and for the management of the fiduciary activities of banking subsidiaries; recommending the engagement and continuation of engagement of independent auditors; and meetings with, and receiving and considering recommendations of, independent auditors for the Corporation.

  The Human Resources Committee presently consists of Messrs. Campbell, Ladd, Lotman, M. Miller, Preston, Smith (Chairman) and Strawbridge. Mr. Ladd will be retiring at this year's Annual Meeting of Shareholders. During 1993, the Human Resources Committee held four meetings. The functions of the Human Resources Committee are to: evaluate the performance of the Chief Executive Officer of the Corporation and report its assessment to the full Board of Directors; review, approve and recommend to the full Board changes in base compensation for senior officers of the Corporation and its banking subsidiaries; review, approve and recommend to the full Board material changes in the Corporation's benefit plans which significantly affect the Corporation's liabilities or the benefits provided to participants; administer the Corporation's Incentive Compensation Plan and the Long-Term Incentive Plan; review annually the salary budget with respect to the Corporation and its banking subsidiaries; review the Corporation's management development plans; and review other compensation and benefit plans of the Corporation and its subsidiaries.

  The Nominating Committee presently consists of Messrs. Hughes (Chairman), Jones, J. Miller, M. Miller and Dr. McFate. The functions of the Nominating Committee are to make recommendations to the full Board of Directors with respect to: nominees for election as director at the annual meeting of shareholders; nominees to fill Board vacancies between annual shareholders' meetings; and the composition of membership of the various standing committees of the Board of Directors of the Corporation. The By-laws of the Corporation provide that a shareholder may nominate a director at the annual meeting only if written notice of such shareholders' intent is given by the shareholder and received by the Secretary of the Corporation not less than forty-five days prior to the date fixed for the annual meeting. The notice shall contain and be accompanied by (a) the name and residence of such shareholder; (b) a representation that the shareholder is a holder of the Corporation's voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to Regulation 14A of the rules and regulations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934 (or pursuant to any successor act or regulation) had proxies been solicited with respect to such nominee by the management or Board of Directors of the Corporation; (d) a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such persons or persons) pursuant to which such nomination(s) are to be made by the shareholder; and (e) the consent of each nominee to serve as director of the Corporation if so elected.

  The Corporation's Board also has the following additional committees:
Executive Committee, Investment and Funding Committee, Urban Affairs Committee and Trust Committee.

Directors' Compensation

  Directors who are also officers of the Corporation or its subsidiaries do not receive any fees for Board or Committee meetings. For service in 1993 as a member of the Board of Directors of the Corporation, each director receiving fees was paid a fixed sum of $3,250 for the first quarter of 1993 (based on an annual sum of $13,000), and a fixed sum of $11,250 for the remainder of 1993 (based on an annual sum of $15,000), 200 shares of Common Stock of the Corporation pursuant to the Stock Compensation Plan for Non-Employee Directors, and a fee of $1,000 for attendance at each meeting of the Board of Directors of the Corporation and, as applicable, each meeting of all committees of the Board of Directors and certain meetings attended at the request of the Corporation. In addition, a fixed sum of $1,500 for the first quarter of 1993 (based on an annual sum of $6,000), and a fixed sum of $6,000 for the remainder of 1993 (based on an annual sum of $8,000) was paid in 1993 to the Chairman of the Audit Committee, and $1,000 to the Chairman of each other Committee of the Board of Directors. Each member of the Audit Committee was paid $750 for the first quarter of 1993 (based on an annual retainer of $3,000) and $3,750 for the remainder of 1993 (based on an annual retainer of $5,000) in addition to attendance fees. The fixed sums and retainers paid to the Chairman and members of the Audit Committee were increased as of April 1, 1993 because of added responsibilities taken on by the Audit Committee.

  Directors of the Corporation who are also directors of CoreStates Bank, N.A. ("CBNA"), received for services rendered to CBNA in 1993 a fixed sum of $2,500 for the first quarter of 1993 (based on an annual sum of $10,000), and a fixed sum of $5,625 for the remainder of 1993 (based on an annual sum of $7,500) and a fee of $750 for attendance at each meeting of the Board of Directors and, as applicable, each meeting of all Committees of the Board of Directors. The reduced service fee to directors of the Corporation who are also directors of CBNA reflects the increase in annual retainer fees paid to such persons for service as directors of the Corporation. When there is a joint meeting of a Corporation committee and a CBNA committee, a single fee is applicable, (which is the higher of the two fees) except for joint meetings of the Audit Committees. In addition, the sum of $2,000 was paid in 1993 to the Chairman of the CBNA Audit Committee and $1,000 to the Chairman of each other Committee of the CBNA Board of Directors. These fees were in addition to those fees described above paid for services to the Corporation.

  Directors of the Corporation who were also directors of CoreStates Hamilton Bank received for services rendered to Hamilton in 1993 a fixed sum of $1,875 for the first quarter of 1993 (based on an annual sum of $7,500), and a fixed sum of $3,750 for the remainder of 1993 (based on an annual sum of $5,000) and a fee of $750 for attendance at each meeting of the Board of Directors of Hamilton and, as applicable, each meeting of all committees of the Board of Directors. Directors of Hamilton who are also directors of the Corporation receive a fee of $125 for attendance at each meeting of the Hamilton Bank Advisory Committee. The annual sum paid to the directors of the Corporation who are also directors of Hamilton was reduced effective April 1, 1993 reflecting the increase in annual retainer fee to be paid to such persons for service as a director of the Corporation. Hamilton was merged into CBNA effective August 16, 1993, and, after that date, the Hamilton Board of Directors continued to function as an Advisory Board of Directors with the foregoing fees continuing in effect. These fees were in addition to those fees described above paid for services to the Corporation.

  Directors of the Corporation who are also directors of New Jersey National Corporation ("NJNC") and New Jersey National Bank ("NJNB") received for services rendered to such entities in 1993 a fixed sum of $5,000 and a fee of $750 for attendance at each concurrent meeting of the Boards of Directors of NJNC and NJNB and, as applicable, each meeting or concurrent meeting of all committees of the Boards of Directors. These fees were in addition to those fees described above paid for services to the Corporation. The annual sum paid to the directors of the Corporation who are also directors of NJNB was reduced effective April 1, 1993 reflecting the increase in annual retainer fee to be paid to such persons for service as a director of the Corporation.

  Under the Deferred Compensation Plan for Directors of the Corporation and CBNA (the "Directors' Deferred Plan"), directors of the Corporation and CBNA may elect prior to commencement of each term of service to defer payment of all or part of their directors' compensation. Amounts deferred are payable, as elected by the director, at the termination of the respective director's service to the Corporation or CBNA, the reaching of age 65, death, or a specified date, such payment to be made in a lump sum, in up to 10 annual installments or other method. Amounts deferred are credited to an unfunded directors' deferred compensation account. Amounts deferred after April 1, 1988 were credited with interest at an annual rate equal to 60% of the prime rate of CBNA (the "CBNA Prime Rate"). Beginning January 1, 1989, interest is credited on deferrals at a rate determined by multiplying the CBNA Prime Rate by a decimal amount equal to 1 minus 118% of the highest marginal corporate tax rate for Federal income tax purposes. Amounts deferred on or before April 1, 1988 receive earnings based on one or more of three hypothetical investments as selected quarterly by each affected participant. These provide yields equal to the return on, and appreciate or depreciate to the same extent as, funds invested in the CoreStates Bond Fund, the CoreStates Liquidity Fund and the CoreStates Equity Fund, each of which is a collective investment fund managed by CoreStates Investment Advisers, Inc. The right to receive future payments under the Directors' Deferred Plan is an unsecured claim against the general assets of the Corporation or CBNA, as applicable. Payments of deferred compensation may be made only in cash. In 1985, Hamilton established a deferred compensation plan for directors of Hamilton with substantially the same terms and provisions as the Directors' Deferred Plan. Directors of the Corporation who also serve as directors of Hamilton are also entitled to defer fees from Hamilton under the Hamilton plan.

  In 1980, Hamilton established a directors' deferred compensation plan whereby participating directors of Hamilton could elect to forego certain directors' fees or other compensation for a five-year period, from

January 1, 1980 through December 31, 1984, in return for the undertaking of Hamilton to pay each participating director a specified amount in 120 equal payments beginning at age 65 or 70, or at death, if earlier. Hamilton has obtained life insurance, of which Hamilton is the beneficiary, on each participating director in an amount which will cover Hamilton's obligation to pay each such director. The directors participating in this plan are Carlton E. Hughes and Marlin Miller, Jr. Total payments to be made over the 10 year distribution period or at death, if earlier, to Messrs. Hughes and Miller are $233,400 and $178,800, respectively. Amounts expensed for 1993 under the plan in respect to Messrs. Hughes and Miller were, respectively, $10,031 and $7,684.

INDEBTEDNESS OF DIRECTORS AND MANAGEMENT

  The Corporation's subsidiaries have from time to time made loans to some officers and directors of the Corporation and to companies with which they are associated. Such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and did not involve more than normal risk of collectibility or present any other unfavorable features.

                             EXECUTIVE COMPENSATION

                        HUMAN RESOURCES COMMITTEE REPORT

             COMPENSATION POLICIES FOR EXECUTIVE OFFICERS FOR 1993

  Compensation policies for executive officers are intended to further the earnings of the Corporation and facilitate securing, retaining and motivating management employees of high caliber and potential. The persons eligible to receive awards under these policies are officers and other employees of the Corporation and its subsidiaries who are in positions in which their decisions, actions and counsel significantly impact upon the short and long-term goals and strategies of the Corporation.

  There are three components to executive compensation: base salary, annual incentive awards, and long-term incentive awards.

Base Salaries

  Base salaries for executives are competitive with incumbent salaries for peer positions in the Corporation's comparator group. The comparator group is comprised of 25 to 30 companies within the super-regional banking industry that have market, geographic and size similarities to the Corporation. The Corporation generally targets base salaries to the average paid within such group.

Annual Incentive Awards

  Executive officers participate in an annual cash award program, the Incentive Compensation Plan. Awards are determined by the Human Resources Committee of the Board of Directors. Award opportunity is based on the individual executive's grade level and a mix of pre-determined corporate and individual performance goals:

  CORPORATE PERFORMANCE:

    Sixty percent of the annual award is based on corporate performance. For 1993 this was paid at 150% of target. Three measures are used as indices of corporate performance: Net Income After Capital Charge (NIACC), earnings per share, and progress toward achieving cultural change objectives.

    NIACC measures both the quantity and the quality of corporate earnings. If the Corporation earns more than its required return (and therefore has a positive NIACC) shareholder value is created. The calculation of NIACC requires three pieces of data: net income, the amount of capital employed, and the required return on that capital. The corporate required return of 13% is a risk-adjusted rate of return related to investors' alternatives in the marketplace. Because the Corporation has an unusually high equity to asset ratio, NIACC is normalized for a 5% equity to asset ratio. 5% is the typical ratio used by the peer comparator group.

    Growth in earnings per share is a key measure of financial strength considered by the external financial community. The use of this measure facilitates external comparison and is easily understood.

    Cultural Change Objectives are measured based on progress in advancing the corporate culture with reference to: 1) CoreValues--People, Performance, Integrity, Teamwork, Diversity, and Communication, 2) customer focus, and 3) commitment to quality. A combination of quantitative and qualitative measures are used to track results against these objectives. Quantitative measures include a number of routinely tracked statistics, such as the diversity of our workforce at all levels in our organization, upward and lateral mobility of our people, employee retention, training and development participation, utilization of vendors and services owned by women and minorities, and the like. The qualitative measures are derived from feedback gathered from employee meetings led by an outside consultant, and a comprehensive employee opinion survey.

  INDIVIDUAL PERFORMANCE:

    Forty percent of the annual award is based on individual performance. Individual performance goals are designed to reflect a balance between attainable and "stretch" objectives and are specific to each plan participant. Individual performance objectives are established at the beginning of the year based on the functions and responsibilities of each executive's position (for example, sales targets, income goals, cost reduction objectives, etc.). Also included in the measure of individual performance are objectives which champion CoreValues and reflect or measure managerial performance. These people-focused objectives count for at least one-third of individual performance.

  Target awards are developed based on a percentage of the midpoint of the salary grade of each individual. Corporate and individual executive performance are evaluated, and payout levels are determined independently at 0 or 50 to 150% of target. The Human Resources Committee may use discretion to assess the impact of extraordinary events when evaluating and rewarding corporate and individual performance.

Long Term Incentive Plan

  This plan is designed to support the long-term strategic goals of the Corporation by providing equity opportunities for individual executives based on level of responsibility. The plan encourages stock ownership by key officers, and aligns the interests of participating officers and executives with the interests of the Corporation's shareholders by tying a significant portion of senior officer compensation to shareholder returns.

  The primary award vehicle for 1993 was non-qualified stock options. Stock option grants provide the grantees the opportunity to acquire common stock at a fixed price (the fair market value on the date of the grant) for a specified period of time (ten years). For 1993, to encourage stock ownership among plan participants below the executive vice president level, the Corporation offered these officers the choice of taking up to one-half of their long-term incentive awards in the form of restricted stock, with a ratio of one share of restricted stock to six options. Restricted stock is a share of stock for which the senior officer has voting rights and receives dividends, but cannot transfer title (sell the stock) until it vests (one-third of the shares vest at the end of the third, fourth and fifth years after the grant).

  The practice of the Corporation is to keep long-term awards relatively constant from year-to-year, and to provide the upside potential through actual increases in the value of stock over the long term. Target awards for stock grants are initially determined on the basis of a percentage of the midpoint of the salary grade of each individual. Actual awards may be granted from 75% up to 125% of the target award based on a present assessment of the long-term value of the participant's ongoing performance contribution to the Corporation. In determining these grants, the Human Resources Committee did not specifically take into account the amount and value of stock currently held by individuals. For 1993, stock awards averaged 100% of target for all participants. In 1993, the Human Resources Committee approved target ownership levels to be achieved over five years for the stock holdings of its senior executives.

Summary

  Inherent in the effort to create shareholder value is attention to financial performance and strength, as well as focused efforts which recognize the value of the Corporation's people as a reliable, long-range competitive edge. Performance measures support the efforts to further the earnings of the Corporation as well as to attain a corporate culture that values all members of the workforce, maintains customer focus, and achieves excellence through commitment to quality.

               HUMAN RESOURCES COMMITTEE'S BASES FOR DETERMINING
                      THE COMPENSATION OF THE CEO FOR 1993

  The CEO's (Chief Executive Officer) base salary, and annual and long-term incentive award components are consistent with the spirit and objectives of the Corporation's executive compensation program as follows:

Base Salary

  Although the competitive environment and corporate performance suggested the CEO's salary be increased, he recommended that no base salary increase be granted to him in 1993--and no change was made.

Annual Incentive Award

  60% of the CEO's annual incentive award is based on corporate performance. For 1993 this was paid at 150% of target, based on NIACC, earnings per share, and Corporate Culture/People Objectives as described above with respect to other executive officers.

  40% of the CEO's annual incentive is based on individual performance and was paid at 137.5% of target for 1993. In measuring the CEO's performance, both quantitative and qualitative measures are used. Quantitative measures considered included Return on Equity and Return on Assets, in addition to NIACC and earnings per share. Specific annual qualitative goals for 1993 were developed by the CEO and presented to the Human Resources Committee. These goals were to provide strategic guidance to the Corporation and to provide leadership, support and oversight in integrating CoreValues into the Corporation's culture, achieving diversity goals, creating a team environment, conducting management planning, and openly communicating key initiatives, including succession plans to the Board.

  The Human Resources Committee Chairman prepared a formal evaluation of actual results against these annual goals. The evaluation was supported by documents citing specific reasons for the rating and included an assessment of response to unplanned events or circumstances that required a significant commitment of time and resources. This evaluation by the Chairman was reviewed and discussed by the Human Resources Committee.

Long-term Incentive Plan

  The CEO participates in the Long-term Incentive Plan described above under "Compensation Policies for Executive Officers for 1993". In February 1993 Mr. Larsen was granted options based on 100% of the target for his position.

Summary

  In the Human Resources Committee's evaluation of the CEO's performance, it was specifically noted that his individual actions and leadership have had a significant effect on the Corporation's overall financial and cultural change/people value results, enhancing on-going value to shareholders through stock appreciation and growth in earnings available for dividends. The Committee's overall rating of the CEO's performance for the year was "outstanding".

Impact of Proposed IRS Pay Cap Regulations

  The Corporation is reviewing the effect of section 162(m) of the Internal Revenue Code on its executive compensation as it applies to the deductibility of the compensation of the five proxy-named executives. The Committee has not yet determined a policy. Preliminary review indicates that some part of the CEO's compensation may not be tax deductible for 1994.

                           HUMAN RESOURCES COMMITTEE

                           Raymond W. Smith, Chairman

            Robert H. Campbell                     Marlin Miller, Jr.
              Joseph C. Ladd                     Seymour S. Preston, III
              Herbert Lotman                      Peter S. Strawbridge

Five-Year Shareholder Return Comparison

  The following line graph compares five-year cumulative total shareholder return with the Standard & Poors 500 Composite Index (S&P 500) and the Keefe, Bruyette & Woods 50 Index (KBW 50) a published peer-industry index. The KBW 50 is made up of fifty of the nation's significant banking companies, including money-center and most major regional banks, and is considered representative of the price performance of the nation's largest banks. Both the S&P 500 and the KBW 50 are market-capitalization-weighted indices. The graph assumes an initial investment of $100 and reinvestment of quarterly dividends.

                 Comparative 5 Year Cumulative Total Return
                            12/31/88 to 12/31/93
                       CoreStates v. S&P 500 v. KBW 50

                     [GRAPH OF CORESTATES APPEARS HERE]

               Comparison of Five Year Cumulative Total Return
                        Fourth Quarter 1989 to 1993
                      CoreStates v. S&P 500 v. KBW 50


                   1988    1989    1990    1991    1992    1993
- ------------------------------------------------------------------
CoreStates          100     109      86     136     170     161
- ------------------------------------------------------------------
S&P 500             100     132     127     166     179     197
- ------------------------------------------------------------------
KBW 50              100     119      85     135     172     182
- ------------------------------------------------------------------

                         I. SUMMARY COMPENSATION TABLE

  The following table shows, for the fiscal years ending December 31, 1991, 1992 and 1993, the cash compensation paid by the Corporation and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated executive officers of the Corporation in all capacities in which they served:

                                       ANNUAL COMPENSATION          LONG TERM
                                  ------------------------------ ----------------
                                                                 AWARDS  PAYOUTS
                                                    OTHER ANNUAL ------- --------  ALL OTHER
                                   SALARY   BONUS   COMPENSATION OPTIONS   LTIP   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   ($)*     ($)       ($)**      (#)++   ($)***    ($)****
- ---------------------------  ---- -------- -------- ------------ ------- -------- ------------
 Terrence A. Larsen,         1993 $647,000 $483,068   $ 3,373    101,800 $287,100   $32,350
  Chairman, President        1992  639,768  472,237    65,930     79,600  324,072    73,625
  and Chief Executive        1991  600,000  311,018     2,073     90,528  277,956    11,111
  Officer

David C. Carney+,            1993  335,000  163,488     1,597     28,160             13,655
  Chief Financial Officer    1992  335,000  158,704     9,418     27,600              7,018
                             1991  257,691   82,767               66,946

 Rosemarie B. Greco+,        1993  327,500  122,955     2,449     27,600             12,365
  Chief Retail Services      1992  325,000  153,714     3,919     21,600              6,779
  Officer,                   1991  268,750   79,148     9,580     33,472
  President, First
  Pennsylvania Bank
  Division

 Robert B. Palmer,           1993  335,000  113,119     3,825     28,160  126,306    16,750
  Chairman, First            1992  335,000  163,582    32,636     27,600  135,578    23,970
  Pennsylvania Bank          1991  326,537  106,834               39,298  116,285    11,111
  Division

 Frank E. Reed,              1993  335,000  188,640     3,919     28,160             79,435
  Chief Wholesale            1992  335,000  163,587     9,921     27,600             84,781
  Services Officer,          1991  335,000  135,010     3,451     39,298             46,124
  President, Philadelphia
  National Bank Division

- --------
    + Mr. Carney and Ms. Greco joined the Corporation on April 1, and March 11,
      1991, respectively.
   ++ There was a stock split on October 15, 1993. These represent post split values.
    * Annual Salary is reported for the calendar year. Salary increases for executive officers, when granted, are typically effective in March.
   ** Other Annual Compensation includes:
      (degrees)Financial Planning
      (degrees)Stock Appreciation Rights (SAR) surrender compensation paid in
               1992: --Larsen--$64,377, Palmer--$28,953, Reed--$5,326
  *** Performance Units Awards under prior Long-Term Incentive Plan
      (degrees) 1/2 of award value net of taxes is paid in cash, the other 1/2 in stock
 **** All other Compensation consists of compensation from savings and retirement plans as follows:
      (degrees) The CoreStates Savings Plan provides investment choices and company match to individual contributions. Corporation contributions were as follows:
                  1993: Larsen--$11,792, Carney--$8,893, Greco--$7,907,
                        Palmer--$11,792, Reed--$9,916.
                  1992: Larsen--$11,443, Carney--$5,238, Greco--$5,722,
                        Palmer--$11,443, Reed--$9,127.
                  1991: Larsen--$11,111, Palmer--$11,111, Reed--$11,111.
      (degrees) The 401 Excess Plan was adopted in 1992. It mirrors the
                CoreStates Savings Plan in that it provides investment choices and company match for employees whose salaries are above the ERISA limits for the savings plan. Corporation contributions were as follows:
                  1993: Larsen--$20,558, Carney--$4,762, Greco--$4,458,
                        Palmer--$4,958, Reed--$6,582.
                  1992: Larsen--$62,182, Carney--$1,780, Greco--$1,057,
                        Palmer--$12,527, Reed--$12,719.
      (degrees) Mr. Reed is covered by the First Pennsylvania Retirement Benefit
                Supplement Plan which was adopted by CoreStates at the time of the merger with First Pennsylvania Bank. Retirement plan premiums paid for Reed under this plan were: 1993--$62,935, 1992--$62,935, 1991--$35,013. The other named executives are in the CoreStates Financial Corp Supplemental Retirement Plan, which is unfunded.

                             II. OPTION GRANT TABLE

  The following table contains information concerning the grant of stock options under the Corporation's Long-Term Incentive Plan to the five most highly compensated executive officers of the Corporation as of December 31, 1993:

                             OPTION GRANTS IN 1993*

                                                                      GRANT DATE
                          INDIVIDUAL GRANTS                             VALUE
- --------------------------------------------------------------------- ----------
                                       % OF TOTAL                       BLACK
                                        OPTIONS                        SCHOLES
                               OPTIONS GRANTED TO EXERCISE            GRANT DATE
                               GRANTED EMPLOYEES  OR BASE  EXPIRATION  PRESENT
NAME                            (#)**   IN 1993   PRICE**     DATE     VALUE***
- ----                           ------- ---------- -------- ---------- ----------
Terrence A. Larsen............ 101,800   5.929%    $27.50   2/16/03    $569,062
David C. Carney...............  28,160   1.640%     27.50   2/16/03     157,414
Rosemarie B. Greco............  27,600   1.607%     27.50   2/16/03     154,284
Robert B. Palmer..............  28,160   1.640%     27.50   2/16/03     157,414
Frank E. Reed.................  28,160   1.640%     27.50   2/16/03     157,414

- --------
* All options reported in the table above are non-qualified stock options. They became exercisable on February 16, 1994, one year from the date of grant and they must be exercised during employment except in the case of death, disability, retirement or involuntary termination.
** There was a stock split on October 15, 1993. These represent post split values.
*** Black Scholes assumptions:
    Expected volatility--.21
    Risk-free of return--6.67%
    Dividend yield--4.6%
    Time to exercise--10 years

                    III. OPTION EXERCISES AND YEAR-END TABLE

  The following table sets forth information with respect to the named executives, concerning the exercise of options during 1993 and unexercised options as of December 31, 1993:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION
                                     VALUE

                                                                          VALUE OF
                                                                         UNEXERCISED
                                                         NUMBER OF      IN-THE-MONEY
                                                        UNEXERCISED      OPTIONS AT
                                                        OPTIONS AT      12/31/93 ($)
                                                        12/31/93(#)   ($26.3125/SHARE)*
                                                      --------------- -----------------
                         SHARES ACQUIRED    VALUE      EXERCISABLE/     EXERCISABLE/
NAME                     ON EXERCISE (#) REALIZED ($)  UNEXERCISABLE   UNEXERCISABLE**
- ----                     --------------- ------------ --------------- -----------------
Terrence A. Larsen......          0        $      0   362,682/101,800   $2,458,754/$0
David C. Carney.........          0               0     94,546/28,160       875,361/0
Rosemarie B. Greco......          0               0     49,072/27,600       401,594/0
Robert B. Palmer........     50,086         477,527    109,862/28,160       768,425/0
Frank E. Reed...........     18,424         261,330     69,154/28,160       523,936/0

- --------
* Values for Larsen, Carney, Greco, Palmer and Reed respectively represent 8, 3, 3, 9 and 5 years cumulative impact of stock option grants and exercises. One stock option grant was awarded per named executive in each year an award was made to that executive.
** Unexercisable shares have exercise price of $27.50 based on grant date of February 16, 1993.

                              IV. PENSION BENEFITS

  The following table shows for various periods of credited service the estimated annual benefits currently payable upon normal retirement at age sixty-five to a participating employee, assuming final average compensation equaled 1993 compensation and Social Security covered compensation of $22,800, the amount for participants who attain Social Security retirement age during 1993. The table reflects a straight life benefit.

                               PENSION PLAN TABLE

   FINAL
  AVERAGE
COMPENSATION        15             20             25             30             35
- ------------     --------       --------       --------       --------       --------
  $125,000       $ 35,790       $ 47,720       $ 59,650       $ 65,900       $ 72,150
   150,000         43,290         57,720         72,150         79,650         87,150
   175,000         50,790         67,720         84,650         93,400        102,150
   200,000         58,290         77,720         97,150        107,150        117,150
   225,000         65,790         87,720        109,650        120,900        132,150
   250,000         73,290         97,720        122,150        134,650        147,150
   300,000         88,290        117,720        147,150        162,150        177,150
   400,000        118,290        157,720        197,150        217,150        237,150
   450,000        133,290        177,720        222,150        244,650        267,150
   500,000        148,290        197,720        247,150        272,150        297,150
   600,000        178,290        237,720        297,150        327,150        357,150
   700,000        208,290        277,720        347,150        382,150        417,150
   800,000        238,290        317,720        397,150        437,150        477,150

  The Final Average Compensation used in calculating the qualified retirement plan benefit is the average of the highest 60 consecutive months of base pay during the last ten years of employment.

  CoreStates Financial Corp Supplemental Retirement Plan (the "CoreStates Supplemental Plan") covers the excess over the limitations placed on the qualified plan by Federal law. If an employee defers salary, the CoreStates Supplemental Plan also pays the difference between what the employee would have gotten in the qualified plan had he not deferred salary and the qualified plan benefit excluding the deferred salary.

  The First Pennsylvania Retirement Benefit Supplement Plan (the "FP Supplemental Plan") provides selected key executive officers with retirement benefits in addition to those provided to all eligible employees under the Retirement Plan. The FP Supplemental Plan covers two types of retirement benefits. Benefit A is equal to the excess of the amount that would be payable under the Retirement Plan if it did not contain the limitation on the annual amount of pension benefit payments or the amount of recognizable compensation imposed by the Code over the amount actually payable under the Retirement Plan in accordance with such limitations. Benefit C is equal to 65% of the participant's average annual base salary for the five consecutive years immediately preceding the participant's retirement or other termination of employment. Benefit C is then reduced by the aggregate of the following amounts: the benefit under Benefit A, the Social Security benefit, the benefit under the Retirement Plan, and the benefit under any retirement plan provided by a former employer, excluding any portion of such benefit attributable to the participant's own contributions to such plan.

  The CoreStates Retirement Plan is not reduced by Social Security or other offset amounts.

  As of December 31, 1993, the periods of credited service of the Corporation executive officers named in the Summary Compensation Table above are as follows:

                                                              PERIOD OF CREDITED
                                                                   SERVICE
                                                              ------------------
Terrence A. Larsen........................................... 15 years, 5 months
David C. Carney..............................................   1 year, 9 months
Rosemarie B. Greco...........................................   1 year, 9 months
Robert B. Palmer............................................. 29 years, 6 months
Frank E. Reed*...............................................  9 years, 7 months

- --------
* Participant in First Pennsylvania Retirement Benefit Supplement Plan

        V. TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL-ARRANGEMENTS

  The executives named in the Summary Compensation Table above are covered by an executive severance program. In the event of termination of employment (other than for cause), each would receive 12 months' severance pay, which is based upon base salary at the time of termination. If after 12 months the executive is still unable to find gainful employment, contingency pay equal to 2 weeks' pay for each year of service may be awarded.

  In October 1992, the Human Resources Committee of the Board of Directors approved a special severance program to take effect upon a change in control of the Corporation which would involve specified changes in share ownership or Board membership. In the event of termination of employment due to a change in control, the named executives would receive 24 months' severance pay, based upon base salary at the time of termination. If after 24 months the executive is still unable to find gainful employment, contingency pay equal to 12 months' pay or 2 weeks' pay for each year of service (whichever is longer) may be awarded. The named executives would also receive immediate vesting of long-term incentives and a pro-rata payment of performance units (if any) awarded under the current or prior CoreStates Financial Corp Long-Term Incentive Plans. In addition, if not yet vested in the CoreStates Retirement Plan, the named executives would receive a retirement benefit based upon actual years of service plus the severance pay period. This benefit would be calculated in accordance with the retirement benefit formula(e) in effect at the time in the qualified plan and any supplemental retirement plans that may apply.

                       SELECTION OF INDEPENDENT AUDITORS
                                    (ITEM 2)

  On February 15, 1994, the Board of Directors of the Corporation selected the firm of Ernst & Young as independent auditors to audit the books, records and accounts of the Corporation for the current fiscal year, subject to ratification by vote of a majority of the shares of Corporation Common Stock represented at the annual meeting. That firm also served as the Corporation's independent auditors for the prior fiscal year ended December 31, 1993. At the annual meeting the following resolution will be offered:

  RESOLVED, that the selection of Ernst & Young as the independent auditors of the Corporation for the fiscal year ending December 31, 1994 is hereby ratified.

  If the shareholders do not ratify the selection of Ernst & Young, the selection of independent auditors will be reconsidered and made by the Board of Directors.

  It is understood that even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent auditing firm at any time during the year if the Board determines that such a change would be in the best interests of the Corporation and its shareholders.

  A representative of Ernst & Young is expected to be present at the Annual Meeting with the opportunity to make a statement if desired AND IS EXPECTED TO BE AVAILABLE TO RESPOND TO APPROPRIATE QUESTIONS.

                                 MISCELLANEOUS

  The cost of preparing, assembling and mailing the proxy materials will be paid by the Corporation. Corporate Investor Communications, Inc. ("CIC"), 111 Commerce Road, Carlstadt, New Jersey 07072 has been engaged by the Corporation to solicit proxies for use at the annual meeting. The anticipated fees of CIC are $8,000 plus expenses. To the extent necessary in order to insure sufficient representation of shareholders at the meeting, the named solicitor and officers and employees of the Corporation and its subsidiaries may personally, by telephone or by other means, contact shareholders to request the return of proxies. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Corporation will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such materials.

Shareholder Proposals

  Any shareholder who intends to present a proposal for action at the 1995 annual meeting of shareholders and desires that such proposal be included in the proxy statement and proxy for such meeting must furnish the proposal in writing to the Secretary of the Corporation not later than November 18, 1994.

Corporation Annual Report

  The Corporation's Annual Report to Shareholders for the fiscal year ended December 31, 1993, including financial statements as certified by Ernst & Young, is enclosed.

  A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDING DECEMBER 31, 1993 WILL BE SUPPLIED WITHOUT CHARGE UPON WRITTEN REQUEST DIRECTED TO CORPORATE COMMUNICATIONS, CORESTATES FINANCIAL CORP, P.O. BOX 7618, PHILADELPHIA, PENNSYLVANIA 19101-7618 OR CALL (215) 973-6006.

                             By order of the Board of Directors

                             /s/ Migdalia R. O'Leary
                             --------------------------------
                             Migdalia R. O'Leary
                             Secretary
March 17, 1994

CORESTATES FINANCIAL CORP-PROXY FOR COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 19, 1994

The undersigned holder of Common Stock of CoreStates Financial Corp (the "Corporation") hereby appoints Buntzie Ellis Churchill, Park B. Dilks, Jr. and
G. Willing Pepper and each of them, jointly and severally, proxies with power of substitution, to vote, as designated on the reverse, all shares of Common Stock held by the undersigned at the annual meeting of the shareholders of the Corporation to be held at 9:00 A.M., Philadelphia time, on Tuesday, April 19, 1994 in the Grand Ballroom of the Hotel Atop the Bellevue, 1415 Chancellor Court, Broad and Walnut Streets, Philadelphia, Pennsylvania, and at any adjournments therof, with all the powers the undersigned would possess if personally present. Receipt of the Notice and Proxy Statement, dated March 17, 1994, and the Annual Report to Shareholders for 1993 is hereby acknowledged.

                     Election of Directors, Nominees:

                     Nelson G. Harris, John A. Miller
                     Stephanie W. Naidoff, James M. Seabrook
                     J. Lawrence Shane, Peter S. Strawbridge





                                                                     SEE REVERSE
                                                                         SIDE

[X] Please mark your
    votes as in
    this example.

           This proxy, when properly executed, will be voted in
           the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees listed on the reverse hereof and FOR Item 2.
           ----------------------------------------------------------
           The Board of Directors recommends a vote FOR all nominees listed on the reverse hereof and FOR Item 2.
           ----------------------------------------------------------
                              FOR                 WITHHELD
                         all nominees              for all
                   (except as marked below)       nominees
1. Election of                [ ]                    [ ]
   Directors.
   (see reverse)
   For, except vote withheld from the following nominee(s) only:

   -------------------------------------------------------------


                                   FOR     AGAINST      ABSTAIN
2. Ratify selection of Ernst       [ ]       [ ]          [ ]
   & Young as the Corpo-
   ration's independent au-
   ditors for the fiscal year
   ending December 31, 1994.

3. The proxies are authorized to vote in their discretion upon the transaction of such other business as may prop-erly come before the meeting and any adjournments thereof.










SIGNATURE(S) _________________________________ DATE _______________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.